PRIME RETAIL, INC.

                  EXHIBIT 12: COMPUTATION OF RATIO OF EARNINGS
    TO COMBINED FIXED CHARGES AND PREFERRED STOCK DISTRIBUTIONS AND DIVIDENDS

              (Amounts in thousands, except for ratio information)

                                                      Six Months Ended
                                                           June 30
                                            -----------------------------------
                                                   1997                   1996
                                            --------------        --------------
 Income (loss) before minority              $       7,076         $        (893)
 Interest incurred                                 20,215                12,738
 Amortization of capitalized interest                 157                   142
 Amortization of debt issuance costs                1,230                 1,612
 Amortization of interest rate protection
      contracts                                       695                   638
 Less interest earned on interest rate
      protection contracts                            (63)                 (122)
 Less capitalized interest                         (2,003)               (1,318)
                                            --------------        --------------
      Earnings                                     27,307                12,797
                                            --------------        --------------

 Interest incurred                                 20,215                12,738
 Amortization of debt issuance costs                1,230                 1,612
 Amortization of interest rate protection
      contracts                                       695                   638
 Preferred stock distributions and dividends        6,186                 8,236
                                            --------------        --------------
      Combined Fixed Charges and
         Preferred Stock Distributions
         and Dividends                             28,326                23,224
                                            --------------        --------------

 Excess of Combined Fixed Charges
      and Preferred Stock Distributions
      and Dividends over Earnings            $     (1,019)        $     (10,427)
                                            ==============        =============